Exhibit 99.3
Cost-U-Less and Shareholder Groups Reach Agreement

BELLEVUE, WA - (March 6, 2007) Cost-U-Less, Inc. (Nasdaq:CULS) today announced that it entered into separate letter agreements with two shareholder groups, Delafield Hambrecht, Inc. and its affliates, and Chadwick Capital Management LLC and its affiliates, pursuant to which Cost-U-Less agreed to nominate and support John D. Delafield for election to the Cost-U-Less board of directors at its 2007 annual meeting of shareholders and to submit a proposal to shareholders at the 2007 annual meeting to amend the Cost-U-Less articles of incorporation to remove the requirement that a business combination be approved by holders of at least 2/3 of the outstanding common stock under certain circumstances.

Delafield Hambrecht and Chadwick Capital Management each agreed that through the end of 2007, it will support the slate of directors nominated by the Cost-U-Less board of directors and it will not (i) nominate any candidates for election to the board of directors or propose any other business at an annual meeting, or (ii) present any proposals for inclusion in the Cost-U-Less proxy statement or conduct any proxy solicitations.

Cost-U-Less entered into the agreements to avoid what it believes would be unnecessary expenses, distraction of management’s time and disruption to the Company’s business as a result of a proxy contest. Delafield Hambrecht had indicated in filings with the Securities and Exchange Commission that it was considering proposing certain actions at the next meeting of the Company’s shareholders, including the election of directors who support its point of view. Chadwick Capital Management, through its affiliate Monarch Activist Partners LP, had indicated in a letter to the Company that it was considering engaging in a proxy contest with respect to the upcoming annual meeting of shareholders.

About Cost-U-Less

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213